Exhibit 99.2

AMETEK Completes Acquisition of Gatan

BERWYN, Pa. and SARASOTA, Fla. (October 31, 2019) – AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of Gatan, a leading manufacturer of instrumentation and software used to enhance and extend the operation and performance of electron microscopes. AMETEK acquired Gatan from Roper Technologies, Inc. (NYSE: ROP) in an all-cash transaction valued at $925 million.

“We are excited to welcome the Gatan team to AMETEK,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Gatan’s differentiated technology and premier brand nicely complement AMETEK’s existing high-end analytical instrumentation solutions.”

With annual sales of approximately $180 million, Gatan joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact:

AMETEK, Inc.

Kevin Coleman, Vice President, Investor Relations

kevin.coleman@ametek.com

Phone: 610.889.5247

Roper Technologies, Inc.

Investor Relations

Investor-relations@ropertech.com

Phone: 941.556.2601

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